Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.

Term Sheet No. 2026-USNCH30861

dated March 6, 2026 relating to
Preliminary Pricing Supplement No. 2026-USNCH30861

dated March 6, 2026

Registration Statement Nos. 333-293732 and 333-293732-02

Filed Pursuant to Rule 433

Market Linked Securities—Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the Nikkei 225 Index and the S&P 500® Index due April 2, 2027

Term Sheet to Preliminary Pricing Supplement No. 2026-USNCH30861 dated March 6, 2026

Summary of Terms

Issuer and Guarantor:	Citigroup Global Markets Holdings Inc. (issuer) and Citigroup Inc. (guarantor)
Underlyings:	The EURO STOXX 50® Index, the Nikkei 225 Index and the S&P 500® Index (each referred to as an “underlying,” and collectively as the “underlyings”)
Pricing Date*:	March 13, 2026
Issue Date*:	March 18, 2026
Stated Principal Amount:	$1,000 per security
Maturity Payment Amount (per security):

  • if the ending value of the lowest performing underlying is greater than or equal to its threshold value: $1,000 + contingent fixed return; or

  • if the ending value of the lowest performing underlying is less than its threshold value but greater than or equal to its downside threshold value: $1,000; or

  • if the ending value of the lowest performing underlying is less than its downside threshold value: $1,000 + ($1,000 × underlying return of the lowest performing underlying)

Contingent Fixed Return:	At least 9.60% of the stated principal amount (at least $96.00 per security), to be determined on the pricing date
Calculation Day*:	March 30, 2027
Maturity Date*:	April 2, 2027
Underlying Return:	For each underlying, (ending value – starting value) / starting value
Lowest Performing Underlying:	The underlying with the lowest underlying return
Starting Value:	For each underlying, its closing value on the pricing date
Threshold Value:	For each underlying, 90% of its starting value
Downside Threshold Value:	For each underlying, 52.50% of its starting value
Ending Value:	For each underlying, its closing value on the calculation day
Calculation Agent:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of Citigroup Global Markets Holdings Inc.
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 1.625%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of 1.25% and WFA may receive a distribution expense fee of 0.075%. In addition, CGMI will pay to one or more electronic platform providers a fee of $0.60 for each security sold in this offering where related selected dealers and/or custodians implement or utilize such providers.
CUSIP / ISIN:	17332UYH3 / US17332UYH30
United States Federal Tax Considerations:	See the preliminary pricing supplement.

* subject to change

** In addition, CGMI may pay a fee of up to 0.20% to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile (maturity payment amount)***

***assumes a contingent fixed return equal to the lowest possible contingent fixed return that may be determined on the pricing date

If the ending value of the lowest performing underlying is less than its downside threshold value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

On the date of the related preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $921.00 per security, which will be less than the public offering price. The estimated value of the securities is based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement:

sec.gov/Archives/edgar/data/200245/000095010326003383/dp242852_424b2-us26d2399d.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Summary Risk Factors

The risks set forth below are discussed in detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

•	You May Lose A Significant Portion Or All Of Your Investment.

•	The Securities Do Not Pay Interest.

•	Your Potential Return On The Securities Is Limited.

•	The Securities Are Subject To Heightened Risk Because They Have Multiple Underlyings.

•	The Securities Are Subject To The Risks Of Each Of The Underlyings And Will Be Negatively Affected If Any One Underlying Performs Poorly, Regardless Of The Performance Of Any Other Underlying.

•	You Will Not Benefit In Any Way From The Performance Of Any Better Performing Underlying.

•	You Will Be Subject To Risks Relating To The Relationship Between The Underlyings.

•	You Will Not Receive Dividends Or Have Any Other Rights With Respect To The Securities Included In The Underlyings.

•	Your Maturity Payment Amount Depends On The Value Of The Lowest Performing Underlying On A Single Day.

•	The Securities Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

•	The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

•	The Estimated Value Of The Securities On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

•	The Estimated Value Of The Securities Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

•	The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

•	We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

•	The EURO STOXX 50® Index and the Nikkei 225 Index Are Subject To Risks Associated With Non-U.S. Markets.

•	The Performance Of The EURO STOXX 50® Index and the Nikkei 225 Index Will Not Be Adjusted For Changes In Currency Exchange Rates.

•	Our Offering Of The Securities Is Not A Recommendation Of Any Underlying.

•	The Closing Value Of An Underlying May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

•	We And Our Affiliates And Wells Fargo And Its Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

•	The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities.

•	Changes That Affect The Underlyings May Affect The Value Of Your Securities.

•	The Stated Maturity Date May Be Postponed If The Calculation Day is Postponed.

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed a registration statement (including a related preliminary pricing supplement, an accompanying product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the related preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus in that registration statement (File Nos. 333-293732 and 333-293732-02) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, you can request the related preliminary pricing supplement, accompanying product supplement, prospectus supplement and prospectus by calling toll-free 1-800-831-9146.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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